UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

 Date of Report (Date of Earliest Event Reported):   March 9, 2005

 KFX INC.
 (Exact name of Registrant as specified in its charter)

Delaware	0-23634	84-1079971
(State or other jurisdiction of incorporation or organization)	Commission File Number	IRS Employer Identification Number

55 Madison Street, Suite 745 Denver, Colorado, USA		80206
(Address of principal executive offices)		(Zip Code)

(303) 293-2992
(Registrant’s telephone number, including area code)

 not applicable
(Former name or former address, if changed since last report)

Item 1.  Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement

            See disclosure in Item 5.02.

Item 5.  Corporate Governance and Management

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

            On March 9, 2005, the Board of Directors of KFx Inc. appointed William G. Laughlin, 60 years old, to serve as Senior Vice President, General Counsel and Secretary.  Prior to joining KFx, Mr. Laughlin was Of Counsel with the law firm of Locke Liddell & Sapp LLP in Houston, Texas where he practiced in the firm’s Energy Practice Group since 2003.  From 1990 to 2002, Mr. Laughlin served as Vice President and Director of the Natural Resources Law Department of The Coastal Corporation.  Following Coastal’s merger with El Paso Corporation in 2001, Mr. Laughlin became Vice President of El Paso Corporation and General Counsel of El Paso Production Company.  During the late 1970s through the 1980s, Mr. Laughlin was associated with Ladd Petroleum Corporation, General Electric Company’s energy subsidiary, where he was Vice President, General Counsel and Secretary.

            Mr. Laughlin has entered into an employment agreement with KFx pursuant to which he will serve as Senior Vice President and General Counsel and receive an annual base salary of $183,000, a $90,000 guaranteed first year bonus, options to purchase 300,000 shares of KFx’s common stock subject to certain vesting provisions, a housing allowance and other benefits available to KFx’s executive officers.  A copy of Mr. Laughlin’s employment agreement is attached as Exhibit 10.61 to this report and a copy of the press release announcing Mr. Laughlin’s employment is furnished as Exhibit 99 to this report.  Mr. Laughlin is not related to any of our directors or executive officers and has no relationships or transactions with KFx outside the context of his employment.

            In connection with Mr. Laughlin’s employment, Mr. Rudolph G. Swenson resigned as Vice President, Treasurer and Secretary of KFx, effective as of March 9, 2005.  Mr. Swenson will remain employed by KFx as Assistant Treasurer and Assistant Secretary.  As described above, Mr. Laughlin has been appointed to serve as Secretary of KFx and Mr. Matthew V. Elledge, KFx’s current Vice President and Chief Financial Officer, has been appointed to serve as Treasurer.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit
Number	Exhibit Title or Description
10.61	Employment Agreement between KFx Inc. and William G. Laughlin
99	Press Release dated March 11, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFx Inc.

Date: March 15, 2005	By: /s/ Matthew V. Elledge
Matthew V. Elledge
Vice President and Chief Financial Officer

KFx INC.
EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description

10.61	Employment Agreement between KFx Inc. and William G. Laughlin
99	Press Release dated March 11, 2005